Exhibit 99.1

TSX-V: MAI	NEWS RELEASE	NASD-OTCBB: MNEAF

MINERA ANDES RECEIVES CONDITIONAL LISTING APPROVAL FROM THE

TORONTO STOCK EXCHANGE

SPOKANE, WASHINGTON – December 4, 2006 – Minera Andes Inc. (TSX-V: MAI and US OTC: MNEAF) is pleased to announce that it has received conditional listing approval from the Toronto Stock Exchange (TSX) for the listing of its common shares on the TSX, subject to meeting the final listing requirements of the exchange and obtaining TSX Venture Exchange approval for delisting. It is anticipated the shares of the company will be listed and begin trading on the TSX within the next sixty days and will trade under the same stock symbol MAI. The shares will be delisted from the TSX Venture Exchange at the close of trading on the prior trading day.

Allen V. Ambrose, president, said “Our listing on the TSX is part of our corporate business plan. As Minera Andes comes closer to gold/silver production and cash flow in 2007, it is attracting more attention from a broader cross section of investors, including institutions. Trading on a senior exchange allows more investors to participate in our shares, and will benefit all shareholders.”

Minera Andes is a gold, silver and copper exploration company working in Argentina. Minera Andes holds about 443,000 acres of mineral exploration land in Argentina, including the co-owned San José/Huevos Verdes gold/silver project now under construction for production and cash flow by mid 2007. Minera Andes is also exploring the Los Azules copper project in San Juan province, where the final phase of an economic and geologic scoping study is underway. Other exploration properties, primarily gold and silver, are being evaluated in southern Argentina. The Corporation presently has 153,227,466 issued and outstanding shares.

This news is submitted by Allen V. Ambrose, President and Director of Minera Andes Inc.

For further information, please contact: Art Johnson at the Spokane office, or Krister A. Kottmeier, investor relations – Canada, at the Vancouver office. Visit our Web site: www.minandes.com.

Spokane Office	Vancouver Office
111 East Magnesium Rd., Suite A	410 – 744 West Hastings St.
Spokane, WA 99208 USA	Vancouver, B.C. V6C 1A5
Phone: (509) 921-7322	Phone: (604) 689-7017; 877-689-7018
E-mail: info@minandes.com	E-mail: ircanada@minandes.com

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS: This press release concerns certain “forward-looking statements,” including but not limited to, the statements regarding the Company’s strategic plan, evolution of mine resources and reserves, work programs, development plans and exploration budgets at the Company’s San Jose Project. The forward-looking statements express, as at the date of this press release, the Company’s plans, estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements include, but are not limited to, factors associated with fluctuations in the market price of precious metals, industry risks, risks associated with foreign operations, environmental risks and hazards, uncertainty as to calculations of mineral reserves and other risks.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.